No.  Thor.Or.Thor. 3976/2543

                                                       14 July 2000


Subject       Results  of   Consideration  on  Extension  of  the  Contract  for
              Merchandise and Souvenirs Business Operation

To            Managing Director, King Power Tax Free Co., Ltd.

Reference     Letter  of King  Power  Tax Free Co.,  Ltd.,  No.  Khor.Phor.Thor.
              183/2542 dated 16 December 1999 &  Khor.Phor.Thor.  191/2542 dated
              21 December 1999

Enclosure     Chart Showing Business Premises for Merchandise and Souvenirs
              Business Operation

Pursuant to the referenced letters, in which King Power Tax Free Co., Ltd. has requested for an extension of the Contract for Merchandise and Souvenirs Business Operation at the Phuket Airport,

Airports Authority of Thailand (AAT) has considered the request, and would be pleased to extend the Contract for Merchandise and Souvenirs Business Operation for three locations : Departure Hall, Zone No. DH 215, 27 square metre; Domestic Departure Lounge, Zone No. DD 205, 16.30 square metre; and International
Departure Lounge, Zone No. DI 209, 53.16 square metre, for a period of three years, from 1 February 2000 to 31 January 2003, under the following conditions.

1. The monthly rents shall be Baht 450.00 per square metre, the fee for using services in the airport at 15% of the rents, the building and land taxes at 12.5% of the rents, and other expenses on the use of the airport, property, services and facilities as set forth by AAT.

2. The monthly remuneration shall be Baht 6,747.00 per square metre, totalling Baht 650,815.62 (not including the value added tax), and to be increased by 10% per year.

3. The Company shall pay the monthly remuneration to AAT in advance, by the 5th of every month.

4. If the Company is in default of payment to AAT, a penalty at 1.5% per month of the outstanding amount shall be charged. A fraction of month shall be counted as one month.

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5.     The  Company  must  obtain  written  approval  from AAT for the plans and drawings, and construction shall be at the Company's own expense.

6. AAT reserves the right to permit other business operators to operate the same business.

7. The Company's merchandise shall be at the same standards and prices as that of the leading department stores. Price tags shall be displayed clearly, and in Baht currency only. Any change of price requires a written approval of AAT.

8. The Company shall strictly comply with the existing conditions, rules, regulations, instructions and directives of AAT, as well as those to be issued in the future.

Please be informed, and kindly give your confirmation in writing to AAT by 21 July 2000.

                                  Yours truly,

                                   - signed -

                             (Mr. Bancha Pattanapon)
                            Deputy Managing Director,
                              for Managing Director

Finance Department
Tel.   535-1590
Fax    535-1855